Exhibit 5



                                [CSX LETTERHEAD]



                                 August 8, 2000



CSX Corporation
One James Center
901 E. Cary Street
Richmond, Virginia 23219

Ladies and Gentlemen:

        I am General Counsel-Corporate of CSX Corporation (the "Company") and am providing this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") relating to the CSX Omnibus Incentive Plan (the "Plan"). The Registration Statement covers 6,000,000 shares of Common Stock of the Company (the "Common Stock") which have been reserved for issuance under the Plan and Rights to purchase Preferred Stock associated with the Common Stock (the "Rights").

        In connection with the foregoing, I have made such legal and factual examinations and inquiries as I have deemed necessary or advisable for the purpose of rendering this opinion.

        Based upon the foregoing, I am of the opinion that:

        1. The 6,000,000 shares of Common Stock, when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

        2. All corporate action required under the laws of the Commonwealth of Virginia has been taken for the Rights, when issued in accordance with the terms and provisions of the Rights Agreement, dated as of May 29, 1998 (the "Rights Agreement"), between the Company and Harris Trust Company of New York, as rights agent, as amended by Amendment No. 1 to the Rights Agreement, dated as of June 27, 2000, to be validly issued.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. I do not admit by giving this consent that I am in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ ELLEN M. FITZSIMMONS
                                            ------------------------

                                            Ellen M. Fitzsimmons
                                            General Counsel-Corporate